CERTIFICATE
                                          OF
                            EQUIDYNE SYSTEMS, INCORPORATED

                             PURSUANT TO SECTION 1103 OF
                        THE CALIFORNIA GENERAL CORPORATION LAW


               In connection with the merger (the "Merger") of ESI Acquisition Corporation, a California corporation (the "Corporation"), with and into Equidyne Systems, Incorporated, a California corporation and surviving corporation of the Merger ("ESI"), pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998, by and among American Electromedics Corp., a Delaware corporation ("AEC"), the Corporation and ESI, Lawrence
          A. Petersen, President of ESI, and Paul A. Ghizzone, Secretary of ESI, hereby certify that:

          1. One Million Six Hundred Twelve Thousand Five Hundred Sixty (1,612,560) shares of Common Stock, no par value per share, of ESI ("Voting Shares") were entitled to vote on the Merger.

          2. The ESI shareholders approved the principal terms of the Merger by majority vote of the Voting Shares.

          3. The percentage vote required for approval of the merger by the Voting Shares is over fifty percent.

               IN WITNESS WHEREOF, the undersigned have executed this certificate in their capacities as President and Secretary of ESI on this 12th day of May, 1998.

               We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


                                         /s/ Lawrence A. Petersen
                                        -------------------------------
                                        Lawrence A. Petersen, President



                                         /s/ Paul A. Ghizzone
                                        -------------------------------
                                        Paul A. Ghizzone, Secretary